Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2018

PORT ANGELES, WA (October 25, 2018) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the quarter and nine months ended September 30, 2018. The Company reported net income of $1.9 million for the quarter ended September 30, 2018, or $0.19 per basic and diluted share, compared to net income of $1.5 million, or $0.15 per basic and diluted share, for the quarter ended June 30, 2018, and net income of $1.8 million, or $0.17 per basic and diluted share, for the quarter ended September 30, 2017. Net income increased $400,000 compared to the linked quarter mainly due to an increase in interest and fees on loans receivable coupled with a decrease in the provision for loan losses and noninterest expenses, partially offset by an increase in interest expense. Net income increased $153,000 compared to the same quarter one year prior, mainly due to an increase in net interest income and noninterest income, partially offset by increases in the provision for loan losses and noninterest expense.

Net income was $5.0 million, or $0.48 per basic and $0.47 per diluted share, for the nine months ended September 30, 2018, a decrease of $77,000 compared to net income of $5.1 million, or $0.47 per basic and diluted share, for the nine months ended September 30, 2017. While net income before taxes remained relatively stable, with a lower tax rate in 2018 benefiting net income after taxes, overall earnings improvement was realized year over year. In 2017, a one-time, non-taxable bank-owned life insurance benefit of $768,000 contributed to higher noninterest income of $791,000 when compared to 2018. Interest income, however, increased $4.3 million while interest expense and provision for loan losses grew $2.0 million and $402,000, respectively, for the nine months ended September 30, 2018 compared to the same period in 2017, resulting in an increase in net interest income after provision for loan losses of $1.9 million. We continued to grow our portfolio of loans, expand our geographic footprint, and invest in our personnel and infrastructure, resulting in higher noninterest expenses in 2018 compared to prior years, but we believe investing in our business will contribute positively to sustainable earnings and balance sheet growth.

Larry Hueth, President and CEO, commented, "We experienced solid improvement in net income on both a linked quarter and year over year basis with an improving earning asset mix. Net interest income continues to show improvement in spite of a challenging yield curve environment and increased competition for deposits. Asset quality remained solid at this stage of the economic cycle, and our branches continue to increase in deposit market share, improving their efficiency as a funding source. Our focus will be to continue shifting the earning asset mix, where prudent, while managing expenses and capital in order to improve our efficiency ratio, earnings per share, and return on equity as we strive to attain a level of performance commensurate with our more seasoned public company peers."

Quarter highlights (at or for the quarter ended September 30, 2018)

•	Net income increased $400,000 compared to the quarter ended June 30, 2018;

•	Basic and diluted earnings per share increased $0.04 to $0.19 compared to $0.15 for the quarter ended June 30, 2018;

•	Investment securities increased $14.2 million, primarily due to the purchase of securities partially offset by sales, repayment, and amortization activity;

•	Loans receivable increased $18.1 million, primarily due to growth in auto and commercial real estate loans;

•	Deposits increased $38.3 million mainly due to continued efforts to expand deposit relationships with competitive pricing and products;

•
The Company repurchased 126,200 shares of common stock at an average price of $16.41 per share for a total of $2.1 million during the quarter under the 2017 Stock Repurchase Plan approved in September 2017.

Balance Sheet Review

During the quarter ended September 30, 2018, total assets increased $34.5 million to $1.2 billion, primarily due to increases in net loans receivable and investment securities, which were funded mainly through deposit growth as noted below. Total assets increased $87.5 million from $1.2 billion at September 30, 2017, primarily due to growth in net loans receivable, funded by deposit growth and an increase in borrowings.

Investment securities increased $14.2 million during the quarter to $311.0 million, or 25.1% of total assets, at September 30, 2018, and decreased $30.2 million compared to $341.2 million at September 30, 2017. During the most recent quarter, we purchased approximately $25.1 million and sold approximately $2.0 million of investment securities. We will continue to evaluate investment opportunities that would allow us to prudently leverage capital and improve earnings while also continuing to focus on growing our loan portfolio and improving our earning asset mix over the long term.

U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 56.8%, and totaled $176.7 million at September 30, 2018, an increase during the quarter of $13.6 million from $163.2 million at June 30, 2018. Other investment securities were $123.3 million at September 30, 2018, an increase of $3.1 million from $120.2 million at June 30, 2018. Total investment securities decreased $30.2 million at September 30, 2018, compared to $341.2 million at September 30, 2017, which included decreases of $20.1 million in other investment securities and $10.1 million in mortgage-backed securities. The year over year decrease was the result of sales, prepayment activity, and normal amortization, partially offset by new investment purchases. The estimated average life of the total investment securities portfolio was 5.4 years at September 30, 2018, and 5.3 years at June 30, 2018. The average repricing term of our investment securities portfolio was approximately 4.0 years at both September 30, 2018 and June 30, 2018, and 3.5 years at September 30, 2017, based on the interest rate environment at those times.

Total loans, excluding loans held for sale, increased $17.6 million to $845.8 million at September 30, 2018, from $828.2 million at June 30, 2018. Other consumer, commercial real estate, and construction loans increased $14.7 million, $7.2 million, and $2.3 million, respectively, while multi-family and one- to four-family residential loans decreased $2.9 million and $2.7 million, respectively. There were $63.1 million in undisbursed construction loan commitments at September 30, 2018, compared to $71.3 million at June 30, 2018, a decrease of $8.2 million, resulting from construction draw activity in excess of new originations and completed projects converting to permanent financing. We continue to grow the auto loan portfolio through our indirect lending and specialty auto loan purchasing programs, adding $18.2 million of newly originated auto loans during the quarter, which was the main contributor to the increase in auto and other consumer loans. Compared to September 30, 2017, total loans, excluding loans held for sale, increased $111.6 million attributable to increases in other consumer loans of $46.7 million, commercial real estate loans of $44.6 million, multi-family loans of $26.2 million, one- to four-family residential loans of $13.1 million, and home equity loans of $3.7 million, partially offset by a decrease in construction and land loans of $22.8 million.

Loans receivable consisted of the following at the dates indicated:

	September 30, 2018	June 30, 2018	September 30, 2017	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$336,739	$339,425	$323,675	(0.8)%	4.0%
Multi-family	85,229	88,147	58,989	(3.3)	44.5
Commercial real estate	239,431	232,266	194,813	3.1	22.9
Construction and land	59,219	56,919	81,985	4.0	(27.8)
Total real estate loans	720,618	716,757	659,462	0.5	9.3

Consumer:
Home equity	38,744	39,085	35,059	(0.9)	10.5
Other consumer	70,003	55,315	23,329	26.6	200.1
Total consumer loans	108,747	94,400	58,388	15.2	86.2

Commercial business	16,432	17,072	16,385	(3.7)	0.3

Total loans	845,797	828,229	734,235	2.1	15.2
Less:
Net deferred loan fees	(821)	(151)	858	(443.7)	(195.7)
Premium on purchased loans, net	(2,175)	(2,241)	(2,122)	(2.9)	2.5
Allowance for loan losses	9,335	9,282	8,608	0.6	8.4
Total loans receivable, net	$839,458	$821,339	$726,891	2.2%	15.5%

During the quarter ended September 30, 2018, total liabilities increased $35.6 million to $1.1 billion, primarily the result of an increase in deposits of $38.3 million to $931.6 million at September 30, 2018, from $893.3 million at June 30, 2018, and a decrease in borrowings of $4.7 million to $121.5 million at September 30, 2018, from $126.3 million at June 30, 2018. Deposits increased as the result of increases in all categories, including $5.7 million in money market accounts, $4.8 million in certificates of deposit, $16.9 million in savings accounts, and $10.8 million in transaction accounts. The decrease in borrowings was due to decreases in short-term FHLB advances during the quarter.

Total liabilities increased $93.5 million over the last year, mainly attributable to growth in deposits of $80.7 million and an increase in borrowings of $9.9 million. Deposit increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in our new Kitsap and Whatcom County, Washington locations, as well as within our historic Clallam and Jefferson County, Washington locations. We continue to rely on borrowings to fund loan growth, investment securities portfolio activities, and general operating cash flow needs.

Total shareholders' equity decreased $1.0 million during the quarter to $171.9 million at September 30, 2018, mainly the result of a $1.1 million decrease in value of our available-for-sale securities portfolio resulting in additional unrealized losses and a decrease of $2.1 million from the repurchase of shares of common stock, partially offset by net income of $1.9 million.

Operating Results

Net income increased $400,000 to $1.9 million for the quarter ended September 30, 2018, compared to net income of $1.5 million for the quarter ended June 30, 2018. The increase during the quarter was mainly due to increases in interest income of $274,000 and decreases in noninterest expense of $179,000. Net income increased $153,000 compared to the quarter ended September 30, 2017, primarily due to a $605,000 increase in net interest income after provision for loan losses coupled with a decrease in provision for income tax of $138,000, partially offset by a $278,000 decrease in noninterest income and a $312,000 increase in noninterest expense.

Net interest income after the provision for loan losses increased $304,000 to $9.1 million for the quarter ended September 30, 2018, from $8.8 million for the preceding quarter mainly due to an increase in interest income. Net interest income after the provision for loan losses increased $605,000 compared to $8.5 million for the quarter ended September 30, 2017, due to an increase in net interest income of $802,000, partially offset by a $197,000 increase in the provision for loan losses. The decrease in the provision for loan losses of $198,000 during the most recent quarter compared to the prior quarter, was primarily due to an increase in the balance of loans in categories with historically good credit quality. Total interest income increased $274,000 to $11.6 million for the quarter ended September 30, 2018, compared to the previous quarter ended June 30, 2018, and increased $1.5 million compared to the quarter ended September 30, 2017, primarily due to an increase in the average balance of, and an increase in interest and fees on, loans receivable.

Total interest expense increased $168,000 to $2.3 million for the quarter ended September 30, 2018, compared to the quarter ended June 30, 2018, and increased $710,000 compared to the quarter ended September 30, 2017, due to increases in the average balances of, and interest rates paid on, deposits and FHLB advances. We continue to compete to attract and retain deposits and utilize short-term FHLB advances to fund our operations and purchase additional interest-earning assets.

The net interest margin increased three basis points to 3.25% for the quarter ended September 30, 2018, compared to 3.22% for the prior quarter ended June 30, 2018, and increased five basis points from 3.20% for the same period in 2017. The net interest margin was higher during the quarter ended September 30, 2018, compared to the prior quarters ended June 30, 2018 and September 30, 2017, mainly due to an increase in the average balance of loans receivable earning higher yields than other interest-bearing assets and improving the margin over interest-bearing liabilities.

Noninterest income increased $15,000 to $1.4 million for the quarter ended September 30, 2018, compared to the prior quarter ended June 30, 2018. The increase was primarily due to increases in loan and deposit service fees of $207,000, partially offset by decreases in the net gain on the sale of investment securities of $71,000, net gain on sale of loans of $11,000, other income of $64,000, and mortgage servicing fees, net of amortization of $47,000. Noninterest income decreased $278,000, compared to $1.7 million for the same quarter in 2017, the result of decreases in net gain on sale of loans of $238,000, mortgage servicing fees, net of amortization of $91,000, net gain on sale of investment securities of $194,000, and cash surrender value of bank-owned life insurance of $8,000, partially offset by increases in other income of $44,000, and loan and deposit service fees of $209,000.

Noninterest expense decreased $179,000 to $8.1 million for the quarter ended September 30, 2018, compared to $8.3 million for the quarter ended June 30, 2018, primarily due to decreases in professional fees and advertising of $139,000 and $105,000, respectively, partially offset by an increase in other expense of $102,000. Noninterest expense increased $312,000 compared to $7.8 million for the same quarter in 2017, primarily due to increases in compensation and benefits of $274,000, occupancy and equipment of $97,000, advertising of $43,000, and data processing $72,000, partially offset by a decrease in professional fees of $147,000 as we continue to grow our business and expand our geographic footprint.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of the applicable regulatory requirements and the Bank was categorized as “well-capitalized” at September 30, 2018.

Nonperforming loans increased $411,000 during the quarter ended September 30, 2018, to $2.5 million at September 30, 2018, from $2.1 million at June 30, 2018, mainly due to an increase in nonperforming one- to four-family residential loans of $444,000. Nonperforming loans to total loans was 0.3% at September 30, 2018 and June 30, 2018, and 0.2% at September 30, 2017. The percentage of the allowance for loan losses to nonperforming loans decreased to 377.5% at September 30, 2018, from 450.2% at June 30, 2018, and 479.8% at September 30, 2017. Classified loans decreased $120,000 to $3.7 million at September 30, 2018, from $3.8 million at June 30, 2018, reflecting improved performance of commercial real estate loans during the quarter. Nonperforming loans increased $679,000 from $3.3 million at September 30, 2017, mainly the result of reduced credit quality in commercial business loans. The allowance for loan losses as a percentage of total loans was 1.1% at both September 30, 2018 and June 30, 2018. There was no material change in the allowance for loan losses as a percentage of total loans during the quarter due to continued overall strong asset quality and minimal net loan charge-offs. Fluctuations in the balance of nonperforming assets and other credit quality measures are expected as we increase the balance of our loan portfolio.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered mutual savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	September 30,	June 30,	September 30,	Month	Year
Assets	2018	2018	2017	Change	Change

Cash and due from banks	$14,195	$14,926	$12,717	(4.9)%	11.6%
Interest-bearing deposits in banks	11,139	7,958	12,292	40.0	(9.4)
Investment securities available for sale, at fair value	267,105	252,371	290,159	5.8	(7.9)
Investment securities held to maturity, at amortized cost	43,908	44,423	51,012	(1.2)	(13.9)
Loans held for sale	191	1,562	—	(87.8)	100.0
Loans receivable (net of allowance for loan losses of $9,335, $9,282 and $8,608)	839,458	821,339	726,891	2.2	15.5
Federal Home Loan Bank (FHLB) stock, at cost	6,326	6,521	5,729	(3.0)	10.4
Accrued interest receivable	3,914	3,899	3,498	0.4	11.9
Premises and equipment, net	15,460	14,789	13,213	4.5	17.0
Mortgage servicing rights, net	1,074	1,101	1,112	(2.5)	(3.4)
Bank-owned life insurance, net	29,172	29,022	28,570	0.5	2.1
Prepaid expenses and other assets	5,829	5,335	5,106	9.3	14.2

Total assets	$1,237,771	$1,203,246	$1,150,299	2.9%	7.6%

Liabilities and Shareholders' Equity

Deposits	$931,605	$893,326	$850,933	4.3%	9.5%
Borrowings	121,526	126,271	111,657	(3.8)	8.8
Accrued interest payable	360	374	217	(3.7)	65.9
Accrued expenses and other liabilities	10,529	9,335	7,600	12.8	38.5
Advances from borrowers for taxes and insurance	1,848	993	1,964	86.1	(5.9)

Total liabilities	1,065,868	1,030,299	972,371	3.5	9.6

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,325,618 at September 30, 2018; issued and outstanding 11,483,494 at June 30, 2018; and issued and outstanding 11,839,707 at September 30, 2017	113	115	118	(1.7)	(4.2)
Additional paid-in capital	107,531	108,780	111,175	(1.1)	(3.3)
Retained earnings	80,880	79,767	78,725	1.4	2.7
Accumulated other comprehensive loss, net of tax	(5,907)	(4,836)	(717)	(22.1)	(723.8)
Unearned employee stock ownership plan (ESOP) shares	(10,714)	(10,879)	(11,373)	1.5	5.8

Total shareholders' equity	171,903	172,947	177,928	(0.6)	(3.4)

Total liabilities and shareholders' equity	$1,237,771	$1,203,246	$1,150,299	2.9%	7.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	September 30,	June 30,	September 30,	Month	Year
	2018	2018	2017	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$9,257	$8,952	$7,928	3.4%	16.8%
Interest on mortgage-backed and related securities	1,196	1,237	1,280	(3.3)	(6.6)
Interest on investment securities	952	973	765	(2.2)	24.4
Interest on deposits in banks	50	41	34	22.0	47.1
FHLB dividends	100	78	36	28.2	177.8
Total interest income	11,555	11,281	10,043	2.4	15.1

INTEREST EXPENSE
Deposits	1,498	1,125	911	33.2	64.4
Borrowings	792	997	669	(20.6)	18.4
Total interest expense	2,290	2,122	1,580	7.9	44.9

Net interest income	9,265	9,159	8,463	1.2	9.5

PROVISION FOR LOAN LOSSES	197	395	—	(50.1)	100.0

Net interest income after provision for loan losses	9,068	8,764	8,463	3.5	7.1

NONINTEREST INCOME
Loan and deposit service fees	1,122	915	913	22.6	22.9
Mortgage servicing fees, net of amortization	23	70	114	(67.1)	(79.8)
Net gain on sale of loans	139	150	377	(7.3)	(63.1)
Net (loss) gain on sale of investment securities	(58)	13	136	(546.2)	(142.6)
Increase in cash surrender value of bank-owned life insurance	150	149	158	0.7	(5.1)
Other income	44	108	—	(59.3)	100.0
Total noninterest income	1,420	1,405	1,698	1.1	(16.4)

NONINTEREST EXPENSE
Compensation and benefits	4,740	4,745	4,466	(0.1)	6.1
Real estate owned and repossessed assets expense, net	14	19	8	(26.3)	75.0
Data processing	676	677	604	(0.1)	11.9
Occupancy and equipment	1,119	1,127	1,022	(0.7)	9.5
Supplies, postage, and telephone	211	243	211	(13.2)	—
Regulatory assessments and state taxes	172	155	128	11.0	34.4
Advertising	185	290	142	(36.2)	30.3
Professional fees	319	458	466	(30.3)	(31.5)
FDIC insurance premium	76	79	69	(3.8)	10.1
Other	607	505	691	20.2	(12.2)
Total noninterest expense	8,119	8,298	7,807	(2.2)	4.0

INCOME BEFORE PROVISION FOR INCOME TAXES	2,369	1,871	2,354	26.6	0.6

PROVISION FOR INCOME TAXES	443	345	581	28.4	(23.8)

NET INCOME	$1,926	$1,526	$1,773	26.2%	8.6%

Basic and diluted earnings per share	$0.19	$0.15	$0.17	26.7%	11.8%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2018	2017	Change
INTEREST INCOME
Interest and fees on loans receivable	$26,792	$23,290	15.0%
Interest on mortgage-backed and related securities	3,730	3,863	(3.4)
Interest on investment securities	2,787	2,054	35.7
Interest on deposits in banks	136	79	72.2
FHLB dividends	237	100	137.0
Total interest income	33,682	29,386	14.6

INTEREST EXPENSE
Deposits	3,608	2,427	48.7
Borrowings	2,678	1,871	43.1
Total interest expense	6,286	4,298	46.3

Net interest income	27,396	25,088	9.2

PROVISION FOR LOAN LOSSES	902	500	80.4

Net interest income after provision for loan losses	26,494	24,588	7.8

NONINTEREST INCOME
Loan and deposit service fees	2,930	2,622	11.7
Mortgage servicing fees, net of amortization	155	227	(31.7)
Net gain on sale of loans	456	705	(35.3)
Net gain on sale of investment securities	77	136	(43.4)
Increase in cash surrender value of bank-owned life insurance	448	495	(9.5)
Income from death benefit on bank-owned life insurance, net	—	768	(100.0)
Other income	241	145	66.2
Total noninterest income	4,307	5,098	(15.5)

NONINTEREST EXPENSE
Compensation and benefits	14,296	13,749	4.0
Real estate owned and repossessed assets (income) expenses, net	41	(28)	246.4
Data processing	1,981	1,818	9.0
Occupancy and equipment	3,348	3,002	11.5
Supplies, postage, and telephone	685	605	13.2
Regulatory assessments and state taxes	453	398	13.8
Advertising	799	538	48.5
Professional fees	1,099	1,200	(8.4)
FDIC insurance premium	231	193	19.7
Other	1,759	1,769	(0.6)
Total noninterest expense	24,692	23,244	6.2

INCOME BEFORE PROVISION FOR INCOME TAXES	6,109	6,442	(5.2)

PROVISION FOR INCOME TAXES	1,134	1,390	(18.4)

NET INCOME	$4,975	$5,052	(1.5)%

Basic earnings per share	$0.48	$0.47	2.1%
Diluted earnings per share	0.47	0.47	—

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Performance ratios: (1)
Return (loss) on average assets	0.64%	0.51%	0.51%	(0.04)%	0.63%
Return (loss) on average equity	4.45	3.51	3.47	(0.26)	3.96
Average interest rate spread	3.00	3.00	2.96	2.92	3.00
Net interest margin (2)	3.25	3.22	3.15	3.11	3.20
Efficiency ratio (3)	76.0	78.6	79.2	84.4	76.8
Average interest-earning assets to average interest-bearing liabilities	130.6	128.4	129.2	131.8	132.4
Book value per common share	$15.18	$15.06	$14.99	$15.02	$15.03

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.2%	0.1%	0.2%
Nonperforming loans to total loans (5)	0.3	0.3	0.3	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	377.5	450.2	413.4	570.7	479.8
Allowance for loan losses to total loans	1.1	1.1	1.1	1.1	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.6%	12.3%	12.2%	12.5%	12.8%
Common equity Tier 1 capital	17.4	19.4	18.4	18.0	18.8
Tier 1 risk-based	17.4	19.4	18.4	18.0	18.8
Total risk-based	18.6	20.6	19.6	19.1	20.0

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Nine Months Ended
	September 30,
	2018	2017
Performance ratios: (1)
Return on average assets	0.55%	0.61%
Return on average equity	3.81	3.77
Average interest rate spread	2.99	3.05
Net interest margin (2)	3.21	3.24
Efficiency ratio (3)	77.9	77.0
Average interest-earning assets to average interest-bearing liabilities	129.4	132.8
Book value per common share	$15.18	$15.03

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%
Nonperforming loans to total loans (5)	0.3	0.2
Allowance for loan losses to nonperforming loans (5)	377.5	479.8
Allowance for loan losses to total loans	1.1	1.2
Net charge-offs to average outstanding loans	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.6%	12.8%
Common equity Tier 1 capital	17.4	18.8
Tier 1 risk-based	17.4	18.8
Total risk-based	18.6	20.0

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.